UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2019

U.S. PHYSICAL THERAPY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-11151	76-0364866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 West Sam Houston Parkway South, Suite 300, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 297-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Title of each class	Trading	Name of each exchange on which registered
Symbol(s)
Common Stock, $.01 par value	USPH	New York Stock Exchange

Item 2.01 Completion of Acquisition or Disposition of Assets.

 On June 30, 2019 ,  U.S. Physical Therapy, Inc. (NYSE: USPH),  has sold its 50% interest in one physical therapy partnership to the group’s founders. The sales proceeds to U.S. Physical Therapy, all of which is in cash, is $11.6 million. There is an estimated $2.0 million pre-tax gain on the sale. Management does not anticipate any other sales of partnership interests. The practice historically had financially underperformed.

Item 8.01 Other Events.

The Company had previously announced an increase in its quarterly dividend of 17% from $.23 per share per quarter in 2018 to $.27 in 2019. Two quarterly dividends have been paid thus far this year at the $.27 rate. The Company plans to increase the third and fourth quarter dividends for 2019 by an additional 11% to $.30 per share. U.S. Physical Therapy began paying quarterly dividends in 2011 and has increased the dividend amount every year since as well as having paid a special dividend.

A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits	Description of Exhibits

99.1	Registrant’s press release dated July 1, 2019 . **

** Furnished herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PHYSICAL THERAPY, INC.

Dated: July 2, 2019	By:	/s/ LAWRANCE W. MCAFEE
Lawrance W. McAfee
Chief Financial Officer
(duly authorized officer and principal financial and accounting officer)